Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
April 30, 2009
Comments by Steve Menzies

Thank you, Tim. Good morning!

Operating results for TrinityRail during the 1st quarter of 2009 reflected the impact of the rapid decline in railcar market conditions which began in the second half of 2008. We shipped approximately 3,050 railcars during the quarter and maintained high lease fleet utilization at 98.4%. However, our manufacturing operating margin dropped from 6.3% in the fourth quarter of 2008 to a 2% loss during the first quarter. Operating results during the quarter were adversely affected by lower railcar production volumes, plant closing costs and employee severance expense. We expect our operating margins to remain in this range during 2009 as a result of a highly competitive market environment and significantly reduced production levels. Going forward, the weak economic environment may also place pressure on lease rates and adversely impact lease fleet utilization.

During the 1st quarter, we continued to execute our plan to reduce our railcar production footprint to align with forecasted near-term demand. Our production facilities still in operation are capable of producing a substantial portion of our broad product line. Our operating flexibility positions us to meet shifting customer demand as well as quickly ramp up production when market conditions improve. We will continue to monitor the market and make further adjustments to staffing levels as necessary.

During the 1st quarter, TrinityRail shipped approximately 3,050 railcars, 49% less than the 6,010 railcars shipped in the 1st quarter of 2008. We expect shipments of approximately 2,500 — 3,000 railcars during the 2nd quarter of 2009 and significantly lower production levels in the 2nd half of the year as we work off our order backlog and align car production with weak market demand. Some of these shipments may come from our finished goods inventory of railcars built in advance of customers’ needs.

Orders for new railcars continued to weaken during the 1st quarter. Industry orders for new railcars totaled approximately 2,370 railcars. We continued to experience weak demand in new railcar order inquiries across most major railcar types. This is because of significantly lower railcar loadings, improved railcar cycle times due to railroad system fluidity and a large overhang of idle railcars in the rail system. In addition, fewer inquiries became orders as customers continue to defer railcar purchasing decisions to preserve liquidity and until they gain greater clarity about on-going demand for their products.

During the 1st quarter, TrinityRail received 995 new railcar orders. Specifically, we received orders to build covered hoppers, coal cars, mill gondolas and tank cars. The diversity of our orders reflects the breadth of TrinityRail’s product line, customer base and existing production lines. At the end of the 1st quarter, TrinityRail’s order backlog was approximately 6,210 railcars; a 25 % decrease from the 4th quarter of 2008. We expect approximately 5,000 of those railcars to be delivered during the balance of 2009.

During the 1st quarter, TrinityRail shipped approximately 1,450 new railcars to customers of our leasing company. This represented about 48% of TrinityRail’s 1st quarter new railcar shipments. We also sold approximately 1,650 railcars from our lease fleet primarily to TRIP. As a result, our lease fleet totaled 47,650 railcars at the end of the 1st quarter of 2009, 25% higher than the approximately 38,030 railcars in our lease fleet at the end of 1st quarter 2008.

Our committed lease backlog as of the end of the 1st quarter was approximately 2,850 railcars or 46% of our total production backlog. We continue to see a long term trend for railroads and industrial producers to use their capital resources to acquire assets that are core to their businesses while relying on leasing for operating assets such as railcars.

Our lease fleet utilization was 98.4% at the end of the 1st quarter compared to 98.6% at the end of the 4th quarter.  Lease renewals, and successful remarketing of railcars available from leases not renewed and railcars returned by lessees in bankruptcy have helped maintain our high fleet utilization. Lease rates for renewals and assignments are highly competitive. The average age of the railcars in our lease fleet is 4.8 years and the average remaining lease term is approximately 4.3 years.

In summary, rapidly declining market conditions, excess industry production capacity and an overhang of idle railcars is creating a very challenging environment for our rail business. We are focused on operating our railcar production as efficiently as possible at reduced volume levels and maintaining high lease fleet utilization. TrinityRail is positioned to achieve these results in the current market environment as a result of the initiatives and investments we have implemented during the past several years. Our broad customer base, operating flexibility and diverse product line combined with our leasing capabilities give us the flexibility to meet customer demand throughout the business cycle.

I’ll now turn it over to Bill McWhirter.